Exhibit 99.1

NEWS RELEASE

Nabors Announces Third Quarter 2021 Results

HAMILTON, Bermuda, October 26, 2021 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported third quarter 2021 operating revenues of $524 million, compared to operating revenues of $489 million in the second quarter of 2021. The net loss from continuing operations attributable to Nabors shareholders for the quarter was $122 million, or $15.79 per share. The third quarter included a $13 million after tax expense, or $1.63 per share, related to the purchase of technology in the energy transition space. This compares to a loss of $196 million, or $26.59 per share, in the second quarter. The second quarter results included charges of $81 million after taxes, comprised mainly of an impairment of assets in Canada related to the sale of our Canada drilling rigs, and a tax reserve for contingencies in our International segment. Third quarter adjusted EBITDA was $125 million compared to $117 million in the second quarter.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our performance in the third quarter was noteworthy on a number of fronts. Adjusted EBITDA increased by 7% versus the second quarter even with the sale of Canada drilling operations. All of our current segments grew sequentially. Once again, our free cash flow generation was excellent. That performance drove another improvement in our leverage. We reached notable milestones in our technology portfolio, which reinforces our leadership in innovation. In particular, we successfully deployed the industry’s first fully-automated PACE®-R rig for an operator in the Permian Basin. The R-801 utilizes Nabors’ full portfolio of digital solutions. It recently completed drilling its initial well with a total depth of 20,000 feet. We are proud of the performance delivered by this transformative and unique addition to our technology portfolio.

“In the third quarter, global oil prices remained above the $60 mark. Since the end of the quarter, they have climbed above $80. Natural gas prices have risen to levels not seen in over a decade. In turn, oilfield activity has strengthened. In our two largest markets – Saudi Arabia and the United States – both the industry’s and our own rig counts grew. In the U.S., pricing increased as industry utilization rose. Looking through the balance of this year and into 2022, we are optimistic that a continued favorable commodity environment will drive strong increases in rig count and pricing.”

Consolidated and Segment Results

International Drilling adjusted EBITDA increased sequentially by 7%, to $76.2 million. The rig count averaged 67 rigs, a one rig decrease from the second quarter. This change was driven primarily by rigs moving between clients in Latin America, partially offset by the reactivation of temporarily idled rigs in Saudi Arabia. Average margin per day was $14,375, an increase of $955, driven by $7 million in early termination revenue somewhat offset by the impact of lost margin from rig moves in Mexico.

The U.S. Drilling segment reported $62.1 million in adjusted EBITDA for the third quarter of 2021, a 4% increase from the prior quarter. Nabors’ average Lower 48 rig count, at 68, increased by more than four rigs, or 6%. Average daily margins in the Lower 48 were $7,025, in line with the prior quarter. The U.S. Drilling segment’s rig count currently stands at 78, with 72 rigs in the Lower 48.

NEWS RELEASE

In Drilling Solutions, adjusted EBITDA of $15.6 million increased by 22% reflecting stronger activity in performance drilling software, especially in the U.S., and in casing running services in both our U.S. and international markets.

In Rig Technologies, adjusted EBITDA increased to $3.0 million in the third quarter, up from $2.0 million in the second quarter. Higher international deliveries of capital equipment were the primary driver of this increase.

Outlook for the Fourth Quarter of 2021

International

o	Quarterly average rig count is expected to increase by approximately four rigs over the third quarter average, primarily reflecting reactivations of two suspended rigs in Saudi Arabia and additional rigs in Latin America.
o	Daily drilling margin is expected to decline to $13,000 - $13,500, primarily reflecting the non-recurring early termination revenue received in the third quarter.

U.S. Drilling

o	Quarterly average Lower 48 rig count is expected to increase by approximately five rigs over the third quarter average.
o	Lower 48 daily drilling margin is expected to remain in line with the third quarter level, as the Company anticipates offsetting planned compensation increases with higher dayrates.
o	Quarterly average Alaska rig count is expected to increase by approximately one rig over the third quarter level, while the quarterly average U.S. Offshore rig count is expected to remain substantially in line with the third quarter average.

Drilling Solutions

o	Adjusted EBITDA is expected to increase by approximately 10% over the third quarter level.

Rig Technologies

o	Adjusted EBITDA is expected to increase moderately above the third quarter level.

Capital Expenditures

o	Capital expenditures for the full year are expected to total approximately $270 million, including approximately $90 million supporting SANAD’s newbuild rig program. This translates into targeted fourth quarter capital expenditures of $91 million, of which $32 million is for SANAD newbuilds.

Free Cash Flow and Capital Discipline

Free cash flow, defined as net cash provided by operating activities less net cash used by investing activities, as presented in the Company’s cash flow statement, totaled $133 million in the third quarter. This amount included proceeds from the sale of Canada drilling assets of $94 million offset by $16 million for energy transition investments. Capital expenditures accounted for $63 million while cash interest payments totaled $78 million. The Company improved net debt, defined as total debt less cash, cash equivalents and short-term investments, by $120 million. For the first nine months of 2021, the Company generated free cash flow of $261 million.

NEWS RELEASE

William Restrepo, Nabors CFO, stated, “The third quarter was a further demonstration of Nabors’ leading operational performance both in the U.S. and internationally, with the potential for meaningful growth in the year ahead. Our strong performance is also translating into robust free cash flow generation that has allowed us to reduce our net debt materially. We expect further net debt reductions in the fourth quarter and in 2022.

“With our rapid progress in technology introduction, our modern industry leading fleet and our close relationships with customers across the globe, Nabors has never been stronger operationally. And with our deleveraging efforts of the last five years, our capital structure and debt profile are considerably stronger than they have been in a long time. We believe we are much better positioned to keep reducing our leverage, while taking advantage of the exciting opportunities presented by an improving industry environment.”

Mr. Petrello concluded, “We are pleased with the level of our operational and financial performance. These allowed us to make further progress on our goals to generate free cash flow and reduce net debt. We have implemented multiple financial strategies to improve our leverage and they are delivering the desired results.

“We continue to advance on our Sustainability plans. We are on target to meet our commitment to reduce GHG emissions by 5% in the U.S. this year, and our Environmental and Social score metrics once again improved. We expect to make significant additional improvements on our emissions in the coming year.

“We took further steps to advance our efforts in the energy transition. We completed the third geothermal investment; all three companies in our portfolio have potentially disruptive technology. We also made additional development progress in the areas of energy storage, hydrogen, and carbon capture.

“As we approach the close of 2021 and look into 2022, we are optimistic that industry fundamentals will improve further. Nabors has the industry’s most talented workforce and a global fleet that is second-to-none. We have the most robust offering of apps and digital automation technology in the industry, and we are working to extend that leadership. With this combination, I am confident we will continue our advancement towards the achievement of our financial goals while simultaneously creating significant value for all of our stakeholders.”

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With operations in approximately 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and sustainable energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to help shape the future of energy and enable the transition to a lower carbon world. Learn more about Nabors and its 100-year history of energy technology leadership: www.nabors.com.

NEWS RELEASE

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), (gain)/loss on debt buybacks and exchanges, impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

NEWS RELEASE

Investor Contacts:  William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2021	2020	2021	2021	2020
Revenues and other income:
Operating revenues	$524,165	$438,352	$489,333	$1,474,009	$1,690,647
Investment income (loss)	200	(742)	(62)	1,401	(1,904)
Total revenues and other income	524,365	437,610	489,271	1,475,410	1,688,743

Costs and other deductions:
Direct costs	336,538	270,397	312,466	939,658	1,058,794
General and administrative expenses	52,897	46,168	51,580	159,137	149,796
Research and engineering	9,498	7,565	7,965	24,930	26,279
Depreciation and amortization	173,375	206,862	174,775	525,426	645,045
Interest expense	42,217	52,403	41,714	126,906	158,331
Other, net	22,758	4,592	66,455	96,559	290,973
Total costs and other deductions	637,283	587,987	654,955	1,872,616	2,329,218

Income (loss) from continuing operations before income taxes	(112,918)	(150,377)	(165,684)	(397,206)	(640,475)
Income tax expense (benefit)	2,784	(3,695)	24,719	37,228	18,444

Income (loss) from continuing operations, net of tax	(115,702)	(146,682)	(190,403)	(434,434)	(658,919)
Income (loss) from discontinued operations, net of tax	(20)	22	8	7	(48)

Net income (loss)	(115,722)	(146,660)	(190,395)	(434,427)	(658,967)
Less: Net (income) loss attributable to noncontrolling interest	(6,778)	(10,805)	(5,614)	(21,168)	(38,437)
Net income (loss) attributable to Nabors	(122,500)	(157,465)	(196,009)	(455,595)	(697,404)
Less: Preferred stock dividend	-	(3,653)	-	(3,653)	(10,958)
Net income (loss) attributable to Nabors common shareholders	$(122,500)	$(161,118)	$(196,009)	$(459,248)	$(708,362)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(122,480)	$(161,140)	$(196,017)	$(459,255)	$(708,314)
Net income (loss) from discontinued operations	(20)	22	8	7	(48)
Net income (loss) attributable to Nabors common shareholders	$(122,500)	$(161,118)	$(196,009)	$(459,248)	$(708,362)

Earnings (losses) per share:
Basic from continuing operations	$(15.79)	$(23.42)	$(26.59)	$(62.26)	$(102.25)
Basic from discontinued operations	-	-	-	-	(0.01)
Total Basic	$(15.79)	$(23.42)	$(26.59)	$(62.26)	$(102.26)

Diluted from continuing operations	$(15.79)	$(23.42)	$(26.59)	$(62.26)	$(102.25)
Diluted from discontinued operations	-	-	-	-	(0.01)
Total Diluted	$(15.79)	$(23.42)	$(26.59)	$(62.26)	$(102.26)

Weighted-average number of common shares outstanding:
Basic	7,907	7,064	7,460	7,490	7,056
Diluted	7,907	7,064	7,460	7,490	7,056

Adjusted EBITDA	$125,232	$114,222	$117,322	$350,284	$455,778

Adjusted operating income (loss)	$(48,143)	$(92,640)	$(57,453)	$(175,142)	$(189,267)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,
(In thousands)	2021	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$771,884	$399,897	$481,746
Accounts receivable, net	282,726	312,136	362,977
Assets held for sale	16,785	111,682	16,562
Other current assets	251,232	263,424	270,180
Total current assets	1,322,627	1,087,139	1,131,465
Property, plant and equipment, net	3,443,737	3,562,350	3,985,707
Other long-term assets	408,462	392,829	386,256
Total assets	$5,174,826	$5,042,318	$5,503,428

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-	$-
Other current liabilities	516,088	529,116	515,469
Total current liabilities	516,088	529,116	515,469
Long-term debt	3,075,520	2,823,125	2,968,701
Other long-term liabilities	348,542	354,637	319,610
Total liabilities	3,940,150	3,706,878	3,803,780

Redeemable noncontrolling interest in subsidiary	400,853	398,497	442,840

Equity:
Shareholders' equity	709,021	818,919	1,151,384
Noncontrolling interest	124,802	118,024	105,424
Total equity	833,823	936,943	1,256,808
Total liabilities and equity	$5,174,826	$5,042,318	$5,503,428

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2021	2020	2021	2021	2020
Operating revenues:
U.S. Drilling	$173,441	$130,243	$161,606	$477,346	$578,928
Canada Drilling	6,034	10,774	12,313	39,336	39,929
International Drilling	270,008	248,392	255,282	772,128	886,580
Drilling Solutions	45,880	29,324	39,111	120,697	117,837
Rig Technologies (1)	42,053	28,466	34,552	102,353	104,198
Other reconciling items (2)	(13,251)	(8,847)	(13,531)	(37,851)	(36,825)
Total operating revenues	$524,165	$438,352	$489,333	$1,474,009	$1,690,647

Adjusted EBITDA: (3)
U.S. Drilling	$62,132	$60,520	$59,784	$180,702	$239,988
Canada Drilling	1,607	2,150	3,008	14,274	9,517
International Drilling	76,211	71,885	71,322	210,144	256,904
Drilling Solutions	15,620	7,129	12,796	39,874	35,979
Rig Technologies (1)	3,005	1,309	2,035	4,507	1,307
Other reconciling items (4)	(33,343)	(28,771)	(31,623)	(99,216)	(87,917)
Total adjusted EBITDA	$125,232	$114,222	$117,322	$350,284	$455,778

Adjusted operating income (loss): (5)
U.S. Drilling	$(19,700)	$(39,162)	$(20,869)	$(63,905)	$(69,961)
Canada Drilling	1,371	(3,507)	(2,608)	2,670	(9,265)
International Drilling	(7,297)	(16,872)	(8,439)	(34,368)	(20,743)
Drilling Solutions	8,607	(3,583)	6,524	19,841	8,699
Rig Technologies (1)	1,926	(1,807)	(692)	(1,335)	(11,450)
Other reconciling items (4)	(33,050)	(27,709)	(31,369)	(98,045)	(86,547)
Total adjusted operating income (loss)	$(48,143)	$(92,640)	$(57,453)	$(175,142)	$(189,267)

Rig activity:
Average Rigs Working: (6)
Lower 48	67.6	48.2	63.5	62.5	64.7
Other US	5.0	5.2	5.7	5.0	6.4
U.S. Drilling	72.6	53.4	69.2	67.5	71.1
Canada Drilling	4.1	7.4	8.2	8.6	8.8
International Drilling	67.0	71.3	68.3	66.7	80.1
Total average rigs working	143.7	132.1	145.7	142.8	160.0

Daily Rig Revenue:
Lower 48	$21,312	$21,764	$21,015	$21,314	$25,120
Other US	88,175	71,175	78,215	83,177	76,214
U.S. Drilling (8)	25,940	26,548	25,694	25,908	29,712
Canada Drilling	16,056	15,867	16,512	16,693	16,622
International Drilling	43,789	37,842	41,102	42,410	40,375

Daily Rig Margin: (7)
Lower 48	$7,025	$9,527	$7,017	$7,450	$9,964
Other US	53,947	48,636	48,657	52,251	45,861
U.S. Drilling (8)	10,272	13,314	10,424	10,777	13,190
Canada Drilling	5,654	4,203	4,993	6,758	4,880
International Drilling	14,375	12,678	13,420	13,582	13,446

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(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

(7)	Daily rig margin represents operating revenue less operating expenses, divided by the total number of revenue days during the quarter.

(8)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands)	2021	2020	2021	2021	2020
Adjusted EBITDA	$125,232	$114,222	$117,322	$350,284	$455,778
Depreciation and amortization	(173,375)	(206,862)	(174,775)	(525,426)	(645,045)
Adjusted operating income (loss)	(48,143)	(92,640)	(57,453)	(175,142)	(189,267)

Investment income (loss)	200	(742)	(62)	1,401	(1,904)
Interest expense	(42,217)	(52,403)	(41,714)	(126,906)	(158,331)
Other, net	(22,758)	(4,592)	(66,455)	(96,559)	(290,973)
Income (loss) from continuing operations before income taxes	$(112,918)	$(150,377)	$(165,684)	$(397,206)	$(640,475)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	September 30,	June 30,	December 31,
	2021	2021	2020

(In thousands)	(Unaudited)
Current portion of debt	$-	$-	$-
Long-term debt	3,075,520	2,823,125	2,968,701
Total Debt	3,075,520	2,823,125	2,968,701
Less: Cash and short-term investments	771,884	399,897	481,746
Net Debt	$2,303,636	$2,423,228	$2,486,955

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2021	2021	2021
Net cash provided by operating activities	$113,280	$133,713	$326,483
Net cash provided by (used for) investing activities	19,831	(65,800)	(65,088)
Free cash flow	$133,111	$67,913	$261,395

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.

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